CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-01061, No. 333-64984 and No. 333-253493) of Mattel, Inc. of our report dated June 24, 2021 relating to the financial statements and supplemental schedule of the Mattel Personal Investment Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
June 24, 2021

12